FIRST LEASE AMENDMENT

This First Lease Amendment is made and entered into between INPUT/OUTPUT, INC., as “Landlord”, and SANZ, INC., as “Tenant”, for and in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

W I T N E S S E T H

Landlord and Tenant hereby confirm and ratify, except as modified below, all the terms, conditions and covenants in that certain Sublease Agreement dated September 15, 2004, covering the rental of that certain Suite 156, (“Premises”), consisting of approximately 2,202 square feet at the property located at 11104 West Airport, Stafford, TX 77477, (“Building”).

1.
Effective upon the later of Substantial Completion of the Tenant Improvements or May 1, 2005 (Expansion Space Commencement Date), Section 1 (c) of Terms and Definitions shall be amended to reflect an increase of 1,220 rentable square feet (“Expansion Space”), changing the total square feet of the Sublease Premises from 2,202 to 3,422 rentable square feet. Notwithstanding anything contained herein to the contrary, should the Expansion Space Tenant Improvements be completed prior to May 1, 2005, Tenant may take occupancy at no charge.

2.	Effective upon the Expansion Space Commencement Date, Section 1 shall be amended to change the Tenant’s pro rata share from 02.42% to 03.76%.

3.	Section 2 shall be amended to reflect an extension of the lease term from November 14, 2007 to May 31, 2008.

4.
Effective upon the Expansion Space Commencement Date, Section 1 shall be changed to reflect the new square footage of 3,422 rentable square feet and Section 3 (a) in reference to the Base Rent will remain at the $15.75 per square foot per annum changing the Total Monthly Rent from $2,890.13 per month to $4,491.38 per month. Additionally, Section 3 (b) shall include a Base Year 2005 for the Expansion Space.

5.
Landlord, at Landlord’s sole cost and expense shall complete the Tenant Improvements as shown on Exhibit, “A-1” attached hereto and to satisfy any requirements, codes, etc. necessary to complete the Expansion Space as shown on Exhibit “A-1” attached hereto.

6.	Tenant shall be allowed six (6) additional parking spaces, one (1) of which will be reserved, all at no charge for the lease term.

7.	Section 2-Option to Renew shall be revised to include the Expansion Space.

8.	Brokerage: Partners Commercial Realty d/b/a NAI Houston represents the Tenant and shall be paid a real estate commission in accordance with a separate agreement.

Except as modified and amended herein, all other terms and conditions of the base Sublease Agreement are hereby ratified and affirmed and shall remain in full force and effect.

AGREED and ACCEPTED this 18th day of March, 2005.

TENANT: SANZ, INC. By: /s/ Ed Dunn Ed Dunn Title: Director of Contracts Date: 3/18/2005	LANDLORD: INPUT/OUTPUT, INC. By: /s/ David L. Roland David L. Roland Title: VP & General Counsel Date: 3/22/05

EXHIBIT “A-1”
Suite 150 Expansion Space

Tenant Improvements to be provided by Landlord, at Landlord’s Expense:

1. Demo wall as shown.
2. Add 1 light fixture in the open area.
3. Add electrical to accommodate 10 cubicles in the open area.
4. Replace entry door with one of solid wood.
5. Install new door between Premises and the Expansion Space.
6. New paint and carpet through the Expansion Space.

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